Exhibit 4.3

FORM

OF

INVESTOR RIGHTS AGREEMENT

by and among

Mammoth Energy Partners LP,

Mammoth Energy Partners GP LLC,

Mammoth Energy Holdings LLC

and

Gulfport Energy Corporation

Dated as of

                             , 2014

i

(c)	Board Advisor Rights	18
(d)	Gulfport Designation, Removal and Vacancies	19
(e)	Committees	19
(f)	Election Not to Exercise Designation Rights	19
(g)	Qualifications and Information	19
(h)	Director Insurance and Indemnification	19
(i)	Expenses of Directors	19
(j)	Information Rights	20
(k)	Inspection Rights	21
(l)	Other Contributions	21

Section 10. Miscellaneous		22
(a)	No Inconsistent Agreements	22
(b)	Remedies	22
(c)	Amendments and Waivers	22
(d)	Successors and Assigns	22
(e)	Severability	23
(f)	Counterparts	23
(g)	Descriptive Headings: Interpretation	23
(h)	Notices	23
(i)	GOVERNING LAW; SUBMISSION TO JURISDICTION	24
(j)	Entire Agreement	24
(k)	Limited Recourse	25

ii

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is made and entered into as of                         , 2014, by and among Mammoth Energy Partners LP, a Delaware limited partnership (the “Limited Partnership”), Mammoth Energy Partners GP LLC, a Delaware limited liability company and the sole general partner of the Limited Partnership (the “General Partner”), Mammoth Energy Holdings LLC, a Delaware limited liability company and the sole member of the General Partner (“Mammoth Holdings”), and Gulfport Energy Corporation, a Delaware corporation (the “Unitholder” or “Gulfport”).

WHEREAS, the Limited Partnership was formed in February 2014 as a corporation and subsequently converted to a limited partnership on August 11, 2014 in contemplation of an initial public offering of common units of the Limited Partnership (“Common Unit Offering”).

WHEREAS, the Unitholder will be issued Common Units (as defined below), all of which were validly issued, fully paid (to the extent required by its Governing Documents (as defined below)) and non-assessable (except as such nonassessability may be affected by 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act), pursuant to the Contribution Agreement (as defined below).

WHEREAS, the parties hereto desire to enter into this Agreement to govern certain of their rights, duties and obligations relating to registration of the Registrable Securities (as defined below), the nomination of directors, board advisor rights and information rights.

NOW, THEREFORE, for good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, now agree as follows:

STATEMENT OF AGREEMENT

Section 1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with the specified Person.

“Board” means the Board of Directors of the General Partner.

“Board Advisor” has the meaning set forth in Section 9(c)(1) of this Agreement.

“Commission” means the United States Securities and Exchange Commission or any other United States federal agency at the time administering the Securities Act.

“Common Unit Offering” has the meaning set forth in the recitals of this Agreement.

“Common Units” means common units representing limited partner interests of the Limited Partnership, or any other limited partner interests of the Limited Partnership or other securities of the Limited Partnership into which such Common Units shall be reclassified or changed, including by reason of a merger, consolidation, reorganization or recapitalization. If the Common Units have been so reclassified or changed, or if the Limited Partnership makes a distribution on the Common Units in shares of capital stock, or subdivides (or combines) its outstanding Common Units into a greater (or smaller) number of Common Units, a Common Unit shall be deemed to be such number of units and amount of other securities to which a holder of a Common Unit outstanding immediately prior to such change, reclassification, exchange, dividend, distribution, subdivision or combination would be entitled.

“Contribution Agreement” means that certain Contribution Agreement by and between the Limited Partnership and the Unitholder dated as of October [__], 2014.

“Controlling,” “Controlled by” and “under common Control with” refer to the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, any equity interest, or a membership interest in a non-stock corporation; by contract; by power granted in bylaws or similar governing documents; or otherwise. Without limiting the foregoing, any ownership interest greater than fifty percent (50%) for purposes hereof constitutes “Control.”

“Delay Period” has the meaning set forth in Section 4(a) of this Agreement.

“Demand Notice” has the meaning set forth in Section 2(a) of this Agreement.

“Demand Registration” means a request that the Limited Partnership register under and in accordance with the provisions of the Securities Act all or part of the Registrable Securities of a Holder pursuant to Section 2 of this Agreement.

“Director” means a member of the Board.

“Equity Right” means any options, warrants, exchangeable or convertible securities, subscription rights, exchange rights, statutory pre-emptive rights, preemptive rights granted under its Governing Documents, unit appreciation rights, phantom units, profit participation or similar rights, or any other right or instrument pursuant to which any Person may be entitled to purchase any ownership interest in the Limited Partnership.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“General Partner” has the meaning set forth in the introductory paragraph of this Agreement.

“Governing Documents” means (i) with respect to the General Partner, its Certificate of Formation and its First Amended and Restated Limited Liability Company Agreement, and (ii) with respect to the Limited Partnership, its Certificate of Limited Partnership and its First Amended and Restated Agreement of Limited Partnership, in each case as amended, amended and restated, modified, supplemented, extended, renewed, restated or replaced from time to time.

“Gulfport” has the meaning set forth in the introductory paragraph hereto.

“Gulfport Director” has the meaning set forth in Section 9(a) of this Agreement.

“Holder(s)” means a Person who owns Registrable Securities and is either a Unitholder or a Permitted Transferee of a Unitholder that has agreed to be bound by the terms of this Agreement as if such Person were a Unitholder.

“Holder Indemnified Parties” has the meaning set forth in Section 6(a) of this Agreement.

“Independent Director” means a natural person meeting independence standards required of directors who serve on an audit committee of a board of directors established by and under the Exchange Act and the Marketplace Rules.

“Interruption Period” has the meaning set forth in the last paragraph in Section 4(b) of this Agreement.

“Large Accelerated Filer” has the meaning ascribed to it in Rule 12b-2 promulgated under the Exchange Act.

“Law” means any law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any federal, state, county, municipal, local or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Limited Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Losses” has the meaning set forth in Section 6(a) of this Agreement.

“Mammoth Holdings” has the meaning set forth in the introductory paragraph of this Agreement, or any successor or transferee thereof.

“Mammoth Holdings Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between the Limited Partnership and Mammoth Holdings.

“Managing Underwriter(s)” means, with respect to any Underwritten Offering, the book-running lead manager(s) of such Underwritten Offering.

“Marketplace Rules” means the rules and regulations of the national securities exchange on which any class of Partnership Interests of the Limited Partnership are listed or admitted to trading.

“Misstatement/Omission” has the meaning set forth in Section 6(a) of this Agreement.

“Other Securities” has the meaning set forth in the definition of “Registrable Securities.”

“Partnership Interest” means an interest in the Limited Partnership, which shall include any general partner interest and limited partner interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Limited Partnership.

“Permitted Transferee” means any Person to whom the rights under this Agreement have been assigned in accordance with the provisions of Section 10(d) of this Agreement.

“Person” means any natural person, corporation, partnership, firm, association, trust, government, governmental agency, limited liability company or any other entity, whether acting in an individual, fiduciary or other capacity.

“Piggyback Registration” has the meaning set forth in Section 3(a) of this Agreement.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Registrable Securities” means (i) the Common Units, (ii) any Equity Rights that may be acquired by a Holder prior to or after the closing of the Common Unit Offering and (iii) any other Partnership Interest held by a Holder prior to or after the closing of the Common Unit Offering. If as a result of any reclassification, distributions or splits or in connection with a combination of Common Units or other equity interests in the Limited Partnership, recapitalization, merger, consolidation or other reorganization or other transaction or event, any equity interests, evidence of indebtedness, warrants, options, rights or other securities (collectively “Other Securities”) are issued or transferred to a Holder in respect of Registrable Securities held by the Holder, references herein to Registrable Securities shall be deemed to include such Other Securities. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when (i) they have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) they have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, or (iii) they have been sold to any Person to whom the rights under this Agreement are not assigned in accordance with this Agreement.

“Registration Statement” means any registration statement under the Securities Act of the Limited Partnership that covers any of the Registrable Securities, including the related Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits, and all materials incorporated by reference or deemed to be incorporated by reference in such registration statement or Prospectus.

“Rhino” means Rhino Resource Partners LP, a Delaware limited partnership.

“Rhino Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between the Limited Partnership and Rhino.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Transfer” has the meaning set forth in Section 9(l) of this Agreement.

“Underwritten Offering” means an offering (including an offering pursuant to a Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

“Unitholder” has the meaning set forth in the introductory paragraph of this Agreement.

Section 2. Demand Registrations.

(a) Demand Notice. After the closing of the Common Unit Offering, upon the written request (a “Demand Notice”) by Holders collectively owning at least a majority of the then-outstanding Registrable Securities, the Limited Partnership shall file with the Commission, a Registration Statement under the Securities Act providing for the resale of such Registrable Securities (which may, at the option of the Holders giving such Demand Notice, so long as such Demand Notice relates to a Registration Statement to be filed on Form S-3, be a Registration Statement that provides for the resale of such Registrable Securities pursuant to Rule 415 from time to time by the Holders). There shall be no limit on the number of Registration Statements that may be required by the Holders pursuant to this Section 2(a). Any Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all such Registrable Securities covered by such Registration Statement.

(b) Request for Underwritten Offering. In the event that Holders collectively holding at least a majority of the then-outstanding Registrable Securities elect to dispose of Registrable Securities under a Registration Statement pursuant to an Underwritten Offering, the Limited Partnership shall, upon request by such Holders pursuant to Section 2(a), enter into an underwriting agreement in customary form to permit such Holders to effect such sale through an Underwritten Offering and take all commercially reasonable actions as are requested by the Managing Underwriter to expedite or facilitate the disposition of such Registrable Securities. The Limited Partnership shall, upon request of the Holders, cause its management to participate in a roadshow or similar marketing effort in connection with any such Underwritten Offering.

(c) Limitation on Underwritten Offerings. In no event shall the Limited Partnership be required hereunder to (i) participate in more than three Underwritten Offerings in any 12-month period or (ii) register Registrable Securities under this Section 2 unless the aggregate offering price to the public for such offering of Registrable Securities included in such Demand Notice is expected to be at least $1.0 million.

(d) General Procedures for Underwritten Offerings. In connection with any Underwritten Offering pursuant to this Section 2, the Holders of a majority in number of the Registrable Securities being sold in such Underwritten Offering shall be entitled, subject to the Limited Partnership’s consent (which is not to be unreasonably withheld), to select the Managing Underwriter. In connection with any Underwritten Offering under this Agreement, each selling

Holder and the Limited Partnership shall be obligated to enter into an underwriting agreement that contains such representations and warranties, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities; provided, that, no selling Holder shall be required to make any representations or warranties to the Limited Partnership, the General Partner or the underwriters other than representations and warranties regarding such selling Holder’s ownership of and title to the Registrable Securities and such selling Holder’s intended method of distribution. No selling Holder may participate in such Underwritten Offering unless such selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement and furnish to the Limited Partnership such information as the Limited Partnership may reasonably request for inclusion in a Registration Statement or prospectus or any amendment or supplements thereto, as the case may be. Each selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Limited Partnership to and for the benefit of such underwriters also be made to and for such selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to such selling Holder’s obligations. If any selling Holder disapproves of the terms of an Underwritten Offering contemplated by this Section 2, such selling Holder may elect to withdraw from the Underwritten Offering by notice to the Limited Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made at a time prior to the effective date of the Registration Statement in respect of such Underwritten Offering. No such withdrawal shall affect the Limited Partnership’s obligation to pay registration expenses pursuant to Section 5.

(e) Effectiveness of Demand Registrations. A Demand Registration shall not be deemed to be effected and shall not count as a Demand Registration of any Person (i) if a Registration Statement with respect thereto shall not have become effective under the Securities Act and remained effective (A) for at least 180 days (excluding any Interruption Period or Delay Period) in the case of a Demand Registration that is not on a Form S-3 or other comparable form or (B) for at least two years (excluding any Interruption Period or Delay Period) in the case of a Demand Registration on Form S-3 or other comparable form, or until the completion of the distribution of the Registrable Securities thereunder, whichever is earlier (including, without limitation, because of withdrawal of such Registration Statement by the Holders pursuant to Section 2(i) hereunder), (ii) if, after it has become effective, such registration is interfered with for any reason by any stop order, injunction or other order or requirement of the Commission or any governmental authority, or as a result of the initiation of any proceeding for such stop order by the Commission through no fault of the Holders and the result of such interference is to prevent the Holders from disposing of such Registrable Securities proposed to be sold in accordance with the intended methods of disposition, or (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with any Underwritten Offering shall not be satisfied or waived with the consent of the Holders of a majority in number of the Registrable Securities to be included in such Demand Registration, other than as a result of any breach by the Holders or any underwriter of its obligations thereunder or hereunder.

(f) Registration Statement. As soon as practicable, but in any event within 45 days of the date on which the Limited Partnership first receives a Demand Notice pursuant to Section 2(a) hereof, or in the case of a Demand Notice with respect to an Underwritten Offering, within 90 days of the date on which the Limited Partnership first receives such a Demand Notice, the Limited Partnership shall file with the Commission a Registration Statement on the appropriate form for the registration and sale of the total number of Registrable Securities specified in such Demand Notice, together with the number of Registrable Securities requested to be included in the Demand Registration by other Holders, in accordance with the intended method or methods of distribution specified by the Holders in such Demand Notice. The Limited Partnership shall use its reasonable best efforts to cause such Registration Statement to be declared effective by the Commission as soon as reasonably practicable.

(g) Amendments; Supplements. Subject to Section 4(a), upon the occurrence of any event that would cause the Registration Statement (A) to contain a material misstatement or omission or (B) to be not effective and usable for resale of Registrable Securities during the period that such Registration Statement is required to be effective and usable, the Limited Partnership shall file an amendment to the Registration Statement as soon as reasonably practicable if the Registration Statement is not on Form S-3 or another comparable form and such misstatement or omission is not corrected as soon as reasonably practicable by incorporation by reference, in the case of clause (A), correcting any such misstatement or omission and, in the case of either clause (A) or (B), use its reasonable best efforts to cause such amendment to be declared effective and such Registration Statement to become usable as soon as reasonably practicable thereafter.

(h) Effectiveness. The Limited Partnership agrees to use its reasonable best efforts to keep any Registration Statement filed pursuant to this Section 2 continuously effective and usable for the sale of Registrable Securities until the earlier of (i) (a) in the case of a Demand Registration for delayed or continuous offerings of Registrable Securities filed on Form S-3 or another comparable form, two years after the date on which the Commission declares such Registration Statement effective (excluding any Interruption Period or Delay Period) or (b) in the case of a Demand Registration that is not on Form S-3 or another comparable form, 180 days from the date on which the Commission declares such Registration Statement effective (excluding any Interruption Period or Delay Period) and (ii) the date on which there are no longer any Registrable Securities.

(i) Holders Withdrawal. Holders of a majority in number of the Registrable Securities to be included in a Demand Registration pursuant to this Section 2 may, at any time prior to the effective date of the Registration Statement in respect thereof, revoke such request by providing a written notice to the Limited Partnership to such effect. No such revocation shall affect the Limited Partnership’s obligation to pay registration expenses pursuant to Section 5.

(j) Preemption of Demand Registration. Notwithstanding anything to the contrary contained herein, after receiving a written request for a Demand Registration, the Limited Partnership may elect to effect an underwritten primary registration in lieu of the Demand Registration if the Board believes that such primary registration would be in the best interests of the Limited Partnership. If the Limited Partnership so elects to effect a primary registration, the Limited Partnership shall give prompt written notice (which shall be given not later than 20 days after the date of the Demand Notice) to all Holders of its intention to effect such a registration and shall afford the Holders the rights contained in Section 3 with respect to Piggyback Registrations. In the event that the Limited Partnership so elects to effect a primary registration after receiving a request for a Demand Registration, the Limited Partnership shall use its reasonable best efforts to have the Registration Statement declared effective by the Commission as soon as reasonably practicable. In addition, the request for a Demand Registration shall be deemed to have been withdrawn and such primary registration shall not be deemed to be a Demand Registration.

(k) Priority on Demand Registrations. If a Demand Registration that is an Underwritten Offering or an underwritten primary registration pursuant to Section 2(j) in each case includes securities for sale by the Limited Partnership, and the Managing Underwriter advises the Limited Partnership, in writing, that, in its good faith judgment, the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the marketability of the offering, then the Limited Partnership will include in any such registration the maximum number of shares that the Managing Underwriter advises the Limited Partnership can be sold in such offering allocated as follows: (i) first, the Registrable Securities requested to be included in such registration by the initiating Holders and securities of other Holders of Registrable Securities and holders of Registrable Securities (as defined in the Mammoth Holdings Registration Rights Agreement and in the Rhino Registration Rights Agreement), with all such securities to be included on a pro rata basis (or in such other basis mutually agreed among such Holders and such other holders) based on the amount of securities requested to be included therein and (ii) second, to the extent that any other securities may be included without exceeding the limitations recommended by the underwriter as aforesaid, the securities that the Limited Partnership proposes to sell together with such additional securities to be included on a pro rata basis (or in such other proportion mutually agreed upon among the Limited Partnership and such other holders) based on the amount of securities requested to be included therein. If the initiating Holders are not allowed to register all of the Registrable Securities requested to be included by such Holders because of allocations required by this section, such initiating Holders shall not be deemed to have exercised a Demand Registration for purposes of Section 2(c).

Section 3. Piggyback Registrations.

(a) Right to Piggyback Registrations. Whenever the Limited Partnership or another party having registration rights proposes that the Limited Partnership register any of the Limited Partnership’s equity securities under the Securities Act (other than a registration on Form S-4 relating solely to a transaction described in Rule 145 of the Securities Act or a registration on Form S-8 or any successor forms thereto), whether or not for sale for the Limited Partnership’s own account, the Limited Partnership will give prompt written notice of such proposed filing to all Holders at least 15 days before the anticipated filing date. Such notice shall offer such Holders the opportunity to register such amount of Registrable Securities as they shall request (a “Piggyback Registration”). Subject to Section 3(b) hereof, the Limited Partnership shall include in each such Piggyback Registration all Registrable Securities with respect to which the Limited Partnership has received written requests for inclusion therein within 10 days after such notice has been given by the Limited Partnership to the Holders. If the Registration Statement relating to the Piggyback Registration is for an Underwritten Offering, such

Registrable Securities shall be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. Each Holder shall be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of the Registration Statement in respect of such Piggyback Registration.

(b) Priority on Piggyback Registrations. If a Piggyback Registration is an Underwritten Offering and the Managing Underwriters advise the party or parties initiating such offering in writing (a copy of which writing shall be provided to the Holders) that in their good faith judgment the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without materially and adversely affecting the marketability of the offering, then any such registration shall include the maximum number of shares that such Managing Underwriters advise can be sold in such offering allocated as follows: (x) if the Limited Partnership has initiated such offering, (i) first, the securities the Limited Partnership proposes to sell, and (ii) second, to the extent that any other securities may be included without exceeding the limitations recommended by the underwriters as aforesaid, (A) the Registrable Securities to be included in such registration by the Holders and the holders of Registrable Securities (as defined in the Mammoth Holdings Registration Rights Agreement and in the Rhino Registration Rights Agreement), with all such additional securities to be included on a pro rata basis (or in such other proportion mutually agreed among the Holders and such other holders), based on the amount of Registrable Securities and other securities requested to be included therein, and then, if additional securities may be included (B) to such additional securities on a pro rata basis (or in such other basis mutually agreed among them), (y) if a holder of Registrable Securities (as defined in the Mammoth Holdings Registration Rights Agreement) has initiated such offering, (i) first, the securities the holders under the Mammoth Holdings Registration Rights Agreement propose to sell together with the securities the Holders of Registrable Securities hereunder and the holders of Registrable Securities as defined in the Rhino Registration Rights Agreement, propose to sell on a pro rata basis (or in such other basis mutually agreed upon among such holders and the Holders), based on the amount of securities requested to be included therein and (ii) second, to the extent that any other securities may be included without exceeding the limitations recommended by the underwriters as aforesaid, all such other securities on a pro rata basis (or in such other proportion mutually agreed upon among the Limited Partnership, if applicable, and such other holders) based on the amount of securities requested to be included therein, and (z) if a party other than the Limited Partnership or a holder under the Mammoth Holdings Registration Rights Agreement initiated such offering, (i) first, the securities such other party proposes to sell, and (ii) second, to the extent that any other securities may be included without exceeding the limitations recommended by the underwriters as aforesaid, securities proposed to be sold by the Limited Partnership, and the Registrable Securities to be included in such registration by the Holders, the holders of Registrable Securities as defined in the Mammoth Holdings Registration Rights Agreement and the holders of Registrable Securities as defined in the Rhino Registration Rights Agreement, with such additional securities to be included on a pro rata basis (or in such other basis mutually agreed among the Limited Partnership, the Holders and such other holders), based on the amount of Registrable Securities and other securities requested to be included therein.

Section 4. Obligations of the Limited Partnership.

(a) Delay Period. Notwithstanding the foregoing, the Limited Partnership shall have the right to delay the filing of any Registration Statement otherwise required to be prepared and filed by the Limited Partnership pursuant to Sections 2 or 3, or to suspend the use of any Registration Statement, for a period not in excess of 60 consecutive calendar days (a “Delay Period”) if (i) the Board by written resolution determines that filing or maintaining the effectiveness of such Registration Statement would have a material adverse effect on the Limited Partnership or the holders of its capital stock in relation to any material acquisition or disposition, financing or other partnership transaction or (ii) the Board by written resolution determines in good faith that the filing of a Registration Statement or maintaining the effectiveness of a current Registration Statement would require disclosure of material information that the Limited Partnership has a valid business purpose for retaining as confidential at such time. The Limited Partnership shall not be entitled to exercise a Delay Period more than one time in any 12-month period.

(b) Registration Procedures. Whenever the Limited Partnership is required to register Registrable Securities pursuant to Sections 2 or 3 hereof, the Limited Partnership will use its reasonable best efforts to effect the registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Limited Partnership will as expeditiously as possible:

(1) prepare and file with the Commission a Registration Statement with respect to such Registrable Securities as prescribed by Sections 2 or 3 on a form available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method or methods of distribution thereof and use its reasonable best efforts to cause each such Registration Statement to become and remain effective within the time periods and otherwise as provided herein;

(2) prepare and file with the Commission such amendments (including post-effective amendments) to the Registration Statement and such supplements to the Prospectus as may be necessary to keep such Registration Statement effective within the time periods and otherwise as provided herein and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such Registration Statement, except as otherwise expressly provided herein;

(3) furnish to each selling Holder and to each underwriter, if any, such number of copies of such Registration Statement, each amendment and post-effective amendment thereto, the Prospectus included in such Registration Statement (including each preliminary prospectus and any supplement to such Prospectus and any other prospectus filed under Rule 424 of the Securities Act), in each case including all exhibits, and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder or to be disposed of by such underwriter (the Limited Partnership hereby consenting to the use in accordance with all applicable Law of each such Registration Statement (or amendment or post-effective amendment thereto) and each such

Prospectus (or preliminary prospectus or supplement thereto) by each such Holder and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Registration Statement or Prospectus);

(4) use its reasonable best efforts to register or qualify and, if applicable, to cooperate with the selling Holders, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of, the Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as any selling Holder or Managing Underwriters (if any) shall reasonably request, to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective as provided herein and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the securities covered by the applicable Registration Statement; provided, however, that the Limited Partnership will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or (ii) consent to general service of process or taxation in any such jurisdiction where it is not so subject;

(5) cause all such Registrable Securities to be listed or quoted (as the case may be) on each national securities exchange or other securities market on which securities of the same class as the Registrable Securities are then listed or quoted;

(6) provide a transfer agent and registrar for all such Registrable Securities and a CUSIP number for all such Registrable Securities not later than the effective date of such Registration Statement;

(7) comply with all applicable rules and regulations of the Commission, and make available to its security holders an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (or in each case within such extended period of time as may be permitted by the Commission for filing the applicable report with the Commission) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in an Underwritten Offering or (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Limited Partnership after the effective date of a Registration Statement;

(8) use its reasonable best efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or suspending the qualification (or exemption from qualification) of any of the Registrable Securities included therein for sale in any jurisdiction, and, in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, the Limited Partnership will use its reasonable best efforts promptly to obtain the withdrawal of such order at the earliest possible moment;

(9) obtain “cold comfort” letters and updates thereof (which letters and updates (in form, scope and substance) shall be reasonably satisfactory to the Managing Underwriters, if any, and the selling Holders) from the independent certified public accountants of the Limited Partnership (and, if necessary, any other independent certified public accountants of any subsidiary of the Limited Partnership or of any business acquired by the Limited Partnership for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriters, if any, and each selling Holder, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with Underwritten Offerings and such other matters as the underwriters, if any, or the Holders of a majority of the Registrable Securities being included in the registration may reasonably request;

(10) obtain opinions of independent counsel to the Limited Partnership and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the Managing Underwriters, if any, and the Holders of a majority of the Registrable Securities being included in the registration), addressed to each selling Holder and each of the underwriters, if any, covering the matters customarily covered in opinions of issuer’s counsel requested in Underwritten Offerings, such as the effectiveness of the Registration Statement and such other matters as may be requested by such counsel and underwriters, if any;

(11) promptly notify the selling Holders and the Managing Underwriters, if any, and confirm such notice in writing, when a Prospectus or any supplement or post-effective amendment to such Prospectus has been filed, and, with respect to a Registration Statement or any post-effective amendment thereto, when the same has become effective, (i) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (ii) of the issuance by the Commission of any stop order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any Prospectus or the initiation of any proceedings by any Person for that purpose, (iii) of the receipt by the Limited Partnership of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale under the securities or blue sky laws of any jurisdiction, or the contemplation, initiation or threatening, of any proceeding for such purpose, and (iv) of the happening of any event or the existence of any facts that make any statement made in such Registration Statement or Prospectus untrue in any material respect or that require the making of any changes in such Registration Statement or Prospectus so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of any Prospectus), not misleading (which notice shall be accompanied by an instruction to the selling Holders and the Managing Underwriters, if any, to suspend the use of the Prospectus until the requisite changes have been made);

(12) if requested by the Managing Underwriters, if any, or a Holder of Registrable Securities being sold, promptly incorporate in a prospectus, supplement or post-effective amendment such information as the Managing Underwriters, if any, and the Holders of a majority of the Registrable Securities being sold reasonably request to be included therein relating to the sale of the Registrable Securities, including, without limitation, information with respect to the number of shares of Registrable Securities being sold to underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus, supplement or post-effective amendment promptly following notification of the matters to be incorporated in such supplement or post-effective amendment;

(13) if requested, furnish to each selling Holder and the Managing Underwriter, without charge, at least one signed copy of the Registration Statement;

(14) as promptly as practicable upon the occurrence of any event contemplated by Section 4(b)(11)(iv) above, prepare a supplement or post-effective amendment to the Registration Statement or the Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold hereunder, the Prospectus will not contain an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

(15) if such offering is an Underwritten Offering, enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in Underwritten Offerings) and take all such other appropriate and reasonable actions requested by the Holders owning a majority of the Registrable Securities being sold in connection therewith or by the Managing Underwriters (including cooperating in reasonable marketing efforts, including in connection with any Demand Registration, participation by senior executives of the General Partner in any “roadshow” or similar meeting with potential investors) in order to expedite or facilitate the disposition of such Registrable Securities, and in such connection, provide indemnification provisions and procedures substantially to the effect set forth in Section 6 hereof with respect to all parties to be indemnified pursuant to said Section. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

Each Holder agrees by acquisition of such Registrable Securities that, upon receipt of written notice from the Limited Partnership of the happening of any event of the kind described in Section 4(b)(11), such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Registration Statement contemplated by Section 4(b)(14), or until it is advised in writing by the Limited Partnership that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such prospectus (such period during which disposition is discontinued being an “Interruption Period”), and, if so directed by the Limited Partnership, such Holder will deliver to the Limited Partnership all copies of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 5. Registration Expenses.

(a) Expenses Payable by the Limited Partnership. The Limited Partnership shall bear all expenses incurred with respect to the registration or attempted registration of the Registrable Securities pursuant to Sections 2 or 3 of this Agreement as provided herein. Such expenses shall include, without limitation, (i) all registration, qualification and filing fees (including, without limitation, (A) fees with respect to compliance with the rules and regulation of the Commission, (B) fees with respect to filings required to be made with the national securities exchange or national market system on which the Common Units are then traded or quoted and (C) fees and expenses of compliance with state securities or blue sky laws (including, without limitation, fees and disbursements of counsel for the Limited Partnership or the underwriters, or both, in connection with blue sky qualifications of Registrable Securities)), (ii) messenger and delivery expenses, word processing, duplicating and printing expenses (including without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company, printing preliminary prospectuses, prospectuses, prospectus supplements, including those delivered to or for the account of the Holders and provided in this Agreement, and blue sky memoranda), (iii) fees and disbursements of counsel for the Limited Partnership, (iv) fees and disbursements of all independent certificated public accountants for the Limited Partnership (including, without limitation, the expense of any “comfort letters” required by or incident to such performance), (v) all out-of-pocket expenses of the Limited Partnership (including without limitation, expenses incurred by the Limited Partnership and the officers, directors, and employees of the General Partner performing legal or accounting duties or preparing or participating in “roadshow” presentations or of any public relations, investor relations or other consultants or advisors retained by the Limited Partnership in connection with any roadshow, including travel and lodging expenses of such roadshows), (vi) fees and expenses incurred in connection with the quotation or listing of Common Units on any national securities exchange or other securities market, and (vii) reasonable fees and expenses of one firm of counsel for all selling Holders (which shall be chosen by the Holders of a majority of Registrable Securities to be included in such offering).

(b) Expenses Payable by the Holders. Each Holder shall pay all underwriting discounts and commissions or placement fees of underwriters or broker’s commissions incurred in connection with the sale or other disposition of Registrable Securities for or on behalf of such Holder’s account.

Section 6. Indemnification.

(a) Indemnification by the Limited Partnership. The Limited Partnership agrees to indemnify, to the fullest extent permitted by law, each Holder, each Affiliate of a Holder and each director, officer, employee, manager, stockholder, partner, member, counsel, agent or representative of such Holder and its Affiliates and each Person who controls any such Person (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) (collectively, “Holder Indemnified Parties”) against, and hold it and them harmless from, all losses, claims, damages, liabilities, actions, proceedings, costs (including, without limitation, costs of preparation and attorneys’ fees and disbursements) and expenses, including expenses of investigation and amounts paid in settlement (collectively, “Losses”) arising out of, caused by or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (a “Misstatement/Omission”), or any violation or alleged violation by the Limited Partnership of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, except that the Limited Partnership shall not be liable insofar as such Misstatement/Omission or violation is made in reliance upon and in conformity with information furnished in writing to the Limited Partnership by such Holder expressly for use therein; provided, further, that the Limited Partnership shall not be liable for a Holder’s failure to deliver or cause to be delivered (to the extent such delivery is required under the Securities Act) the Prospectus contained in the Registration Statement, furnished to it by the Limited Partnership on a timely basis at or prior to the time such action is required by the Securities Act to the Person claiming a Misstatement/Omission if such Misstatement/Omission was corrected in such Prospectus. In connection with an Underwritten Offering, the Limited Partnership will indemnify such underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such underwriters (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders. This indemnity shall be in addition to any other indemnification arrangements to which the Limited Partnership may otherwise be party.

(b) Indemnification by the Holders. In connection with any Registration Statement in which a Holder is participating, each such Holder agrees to indemnify, to the fullest extent permitted by law, the Limited Partnership and each director and officer of the General Partner and each Person who controls the Limited Partnership (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) against, and hold it harmless from, any Losses arising out of or based upon (i) any Misstatement/Omission contained in the Registration Statement, if and to the extent that such Misstatement/Omission was made in reliance upon and in conformity with information furnished in writing by such Holder for use therein, or (ii) the failure by such Holder to deliver or cause to be delivered (to the extent such delivery is required under the Securities Act) the Prospectus contained in the Registration Statement, furnished to it by the Limited Partnership on a timely basis at or prior to the time such action is required by the Securities Act to the Person claiming a Misstatement/Omission if such Misstatement/Omission was corrected in such Prospectus. Notwithstanding the foregoing, the obligation to indemnify will be individual (several and not joint) to each Holder and will be limited to the net amount of proceeds (net of payment of all expenses) received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings. In case any action, claim or proceeding shall be brought against any Person entitled to indemnification hereunder, such indemnified party shall promptly notify each indemnifying party in writing, and such indemnifying party shall assume the defense thereof, including the employment of one counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses incurred in connection with the defense thereof. The failure to so notify such indemnifying party shall relieve such indemnifying party of its indemnification obligations to such indemnified party to the extent that such failure to notify materially prejudiced such indemnifying party but not from any liability that it or they may have to the indemnified party for contribution or otherwise. Each indemnified party shall have the right to employ separate counsel in such action, claim or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of each indemnified party unless: (i) such indemnifying party has agreed to pay such expenses; (ii) such indemnifying party has failed promptly to assume the defense and employ counsel reasonably satisfactory to such indemnified party; or (iii) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and such indemnifying party or an Affiliate or controlling person of such indemnifying party, and such indemnified party shall have been advised in writing by counsel that either (x) there may be one or more legal defenses available to it which are different from or in addition to those available to such indemnifying party or such Affiliate or controlling person or (y) a conflict of interest may exist if such counsel represents such indemnified party and such indemnifying party or its Affiliate or controlling person; provided, however, that such indemnifying party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel), which counsel shall be designated by such indemnified party or, in the event that such indemnified party is a Holder Indemnified Party, by the Holders of a majority of the Registrable Securities included in the subject Registration Statement.

No indemnifying party shall be liable for any settlement effected without its written consent (which consent may not be unreasonably delayed or withheld). Each indemnifying party agrees that it will not, without the indemnified party’s prior written consent, consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding in respect of which indemnification or contribution may be sought hereunder unless the foregoing contains an unconditional release, in form and substance reasonably satisfactory to the indemnified parties, of the indemnified parties from all liability and obligation arising therefrom. The indemnifying party’s liability to any such indemnified party hereunder shall not be extinguished solely because any other indemnified party is not entitled to indemnity hereunder.

(d) Survival. The indemnification provided for under this Agreement will (i) remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party, (ii) survive the transfer of securities and (iii) survive the termination of this Agreement.

(e) Right to Contribution. If the indemnification provided for in this Section 6 is unavailable to, or insufficient to hold harmless, an indemnified party under Section 6(a) or Section 6(b) above in respect of any Losses referred to in such Sections, then each applicable indemnifying party shall have an obligation to contribute to the amount paid or payable by such indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Limited Partnership, on the one hand, and of the Holder, on the other, in connection with the Misstatement/Omission or violation which resulted in such Losses, taking into account any other relevant equitable considerations. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Section 6(c) above, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation, lawsuit or legal or administrative action or proceeding.

The relative fault of the Limited Partnership, on the one hand, and of the Holder, on the other, shall be determined by reference to, among other things, whether the relevant Misstatement/Omission or violation relates to information supplied by the Limited Partnership or by the Holder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such Misstatement/Omission or violation.

The Limited Partnership and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 6(e) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 6(e), a Holder shall not be required to contribute any amount in excess of the amount by which (i) the amount (net of payment of all expenses) at which the securities that were sold by such Holder and distributed to the public were offered to the public exceeds (ii) the amount of any damages which such Holder has otherwise been required to pay by reason of such Misstatement/Omission or violation.

No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 7. Rules 144 and 144A. The Limited Partnership shall timely file the reports required to be filed by it under the Securities Act and the Exchange Act (including but not limited to the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c) of Rule 144 adopted by the Commission under the Securities Act) and the rules and regulations adopted by the Commission thereunder (or, if the Limited Partnership is not required to file such reports, it will, upon the request of any Holder, make publicly available other information) and will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 and Rule 144A under the Securities Act, as such Rules may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission.

Section 8. Covenants of Holders. Each of the Holders hereby agrees (a) to cooperate with the Limited Partnership and to furnish to the Limited Partnership all such information regarding such Holder, its ownership of Registrable Securities and the disposition of such securities in connection with the preparation of the Registration Statement and any filings with any state securities commissions as the Limited Partnership may reasonably request, (b) to the extent required by the Securities Act, to deliver or cause delivery of the Prospectus contained in the Registration Statement, any amendment or supplement thereto, to any purchaser of the Registrable Securities covered by the Registration Statement from the Holder and (c) if requested by the Limited Partnership, to notify the Limited Partnership of any sale of Registrable Securities by such Holder.

Section 9. Board and Information Rights; Other Covenants.

(a) Board Composition. The parties agree that so long as Gulfport beneficially owns (as defined in Rule 13d-3 promulgated under the Exchange Act (“Rule 13d-3”)) more than 10% of the then issued and outstanding Common Units, (i) the business and affairs of the General Partner (which manages the business and affairs of the Limited Partnership) shall be managed through a Board consisting of up to seven Directors, of which three Directors shall be Independent Directors and (ii) Gulfport shall have the right to designate one Director (“Gulfport Director”). For purposes of this Agreement, in determining the percentage of Common Units beneficially owned by Gulfport, only Common Units then issued and outstanding shall be included in the denominator and any Equity Right that has not then been exercised, converted or exchanged shall be excluded from the denominator regardless of the application of the beneficial ownership rules of Rule 13d-3.

(b) Appointment of the Gulfport Director. Subject to Section 9(g), the General Partner and Mammoth Holdings each agree to cause any Director candidate properly designated by Gulfport pursuant to the terms of this Agreement, including Section 9(d), to be appointed as a Director for the term specified herein.

(c) Board Advisor Rights.

(1) So long as Gulfport has the right to designate a Gulfport Director under this Agreement and there is no Gulfport Director in office, Gulfport shall have the right to appoint one individual as an advisor to the Board (the “Board Advisor”). The Board Advisor shall be entitled to attend meetings of the Board and any meetings of any committee of the Board and to receive all information provided to the members of the Board and any committee thereof (including minutes of previous meetings of the Board and any committee thereof). The Board Advisor shall advise and counsel the Board on the business and operations of the General Partner and the Limited Partnership as requested by the Board. The Board Advisor is not, and shall not have the duties and responsibilities of, a Director, and the terms “director” or “member of the Board” as used in this Agreement shall not be deemed to mean or include the Board Advisor. Without limiting the generality of the foregoing, the Board Advisor shall not be entitled to vote on any matter presented for action by the Board. The Board Advisor may be given such designations (including without limitation “advisory director”) as the Board may from time to time determine. For the avoidance of doubt, no Board Advisor shall have fiduciary, quasi-fiduciary or other similar obligations to the General Partner, the Limited Partnership or the Limited Partnership’s unit holders, but shall be subject to all applicable securities Laws and to the confidentiality obligations applicable to Gulfport under Section 9(k)(2).

(2) Gulfport shall have the right, in its sole discretion, to appoint the Board Advisor and to remove the Board Advisor, as well as the right, in its sole discretion, to fill vacancies created by reason of the death, removal or resignation thereof. Gulfport shall have the right at any time to remove (with or without cause) the Board Advisor. In the event there is a vacancy in the Board Advisor position at any time and for any reason (whether as a result of death, disability, retirement, resignation or removal of the Board Advisor), Gulfport shall have the right to designate a different individual to replace such Board Advisor.

(d) Gulfport Designation, Removal and Vacancies. In the event a vacancy exists with respect to any Gulfport Director position on the Board at any time that Gulfport has the right to designate a Gulfport Director under this Agreement (whether as a result of death, disability, retirement, resignation, removal or otherwise), Gulfport shall have the right, in its sole discretion, to designate a different individual to fill such Gulfport Director position.

(e) Committees. For so long as Gulfport has the right to designate a Gulfport Director, any committee composed of Directors shall consist of at least one Gulfport Director provided that such Gulfport Director satisfies all requirements under the applicable rules and regulations of the SEC, the Marketplace Rules and the Governing Documents of the Limited Partnership to serve on such committee (including being “independent,” if applicable).

(f) Election Not to Exercise Designation Rights. Notwithstanding anything in this Section 9 to the contrary, this Section 9 confers upon Gulfport the right, but not the obligation, to designate the Gulfport Director, and Gulfport may, at its option, elect not to exercise any such right to designate the Gulfport Director.

(g) Qualifications and Information. Notwithstanding anything to the contrary contained in this Agreement, each Gulfport Director designated by Gulfport shall, (A) in the reasonable judgment of the Board, have the requisite skill and experience to serve as a director of a publicly traded company, and (B) not be prohibited or disqualified from serving as a director of General Partner pursuant to the applicable rules and regulations of the SEC and the Marketplace Rules or by applicable Law. The Board may adopt additional reasonable standards of skill and experience desired of potential candidates for nomination to the Board, which will be reflected in a charter of a committee of the Board or other similar document. Gulfport shall timely provide the Limited Partnership with accurate and complete information relating to any Gulfport Director that may be required to be disclosed by the Limited Partnership under the Exchange Act. In addition, at the General Partner’s request, Gulfport shall cause any Gulfport Director to complete and execute the General Partner’s standard Director and Officer Questionnaire prior to being named to the Board or any committee thereof or at such other time as may be requested by the General Partner.

(h) Director Insurance and Indemnification. The Limited Partnership and/or the General Partner will obtain and maintain directors’ liability insurance and will at all times exercise the powers granted to it by its Governing Documents, and by applicable Law to indemnify and hold harmless to the fullest extent permitted by applicable Law present or former directors and officers of the General Partner against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities on behalf of the Limited Partnership or for another enterprise at the request of the Limited Partnership).

(i) Expenses of Directors. The Limited Partnership or the General Partner will promptly reimburse the Gulfport Director or Board Advisor for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board or any committee thereof consistent with the Limited Partnership’s and the General Partner’s policies.

(j) Information Rights. In addition to, and without limiting any rights that Gulfport may have with respect to inspection of the books and records of the Limited Partnership under applicable Laws, the Limited Partnership shall furnish to Gulfport, the following information, so long as Gulfport owns any Common Units:

(1) Annual Reports. As soon as available, and in any event within 30 days after the end of each fiscal year, the substantially complete balance sheet of the Limited Partnership as at the end of each such fiscal year and the substantially complete statements of operations and changes in its partners’, shareholders’ and members’ equity for such year, in each case based on reasonable estimates, and within 50 days after the end of each fiscal year, or such later date as is reasonably possible, the audited balance sheets and statements referenced above accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years and fairly present in all material respects the financial condition of the Limited Partnership as of the dates thereof and the results of its operations and changes in its partners’, shareholders’ and members’ equity for the periods covered thereby.

(2) Quarterly Reports. As soon as available, and in any event within 20 days after the end of each fiscal quarter, the substantially complete balance sheet of the Limited Partnership at the end of such quarter and the substantially complete statements of operations and changes in its partners’, shareholders’ and members’ equity for such quarter, in each case based on reasonable estimates and in reasonable detail and all prepared in accordance with GAAP, consistently applied, and, to the extent possible, certified by the Chief Financial Officer of the General Partner on behalf of the Limited Partnership.

(3) Information Required as a Result of Unitholder’s Filing Status. The Limited Partnership acknowledges that the Unitholder is a Large Accelerated Filer and agrees to cooperate, provide sufficient access and provide all information necessary for the Unitholder to satisfy its financial reporting and Exchange Act reporting obligations as a Large Accelerated Filer. In accordance therewith, upon a request in writing by the Unitholder that it requires certain financial information related to the Limited Partnership in connection with the Unitholder’s filing obligations under the Exchange Act, including, but not limited a request for the information included in or described in the annual or quarterly reports set forth in Section 9(j)(1) and Section 9(j)(2) as well as supporting information and schedules, the Limited Partnership shall respond with such requested information in a timely manner, but in any event no less than five (5) business days from receipt of the written request with the information requested. If for any reason the Limited Partnership does not have the requested information available to it, it will respond to the Unitholder in writing within two (2) business days from receipt of the written request specifying the reasons for unavailability of the information and a date upon which it believes the information will be available. When such requested information becomes available, the Limited Partnership shall promptly send it to the Unitholder. In addition, in the event that the Unitholder’s financial reporting and Exchange Act reporting obligations require it to audit or perform other accounting or review procedures with respect to the Limited Partnership’s financials or any information included therein, the General Partner shall, and shall cause its officers, Directors and employees to afford the Unitholder and its representatives, during normal business hours and upon reasonable notice, access at all reasonable times to its and the Limited Partnership’s officers, employees, auditors, properties, offices, plants and other facilities and to all books and records, necessary to perform any such audit or other accounting or review procedures. Such access and information shall be provided within the time period reasonably necessary to allow the Unitholder to conduct and complete its audit in a timely fashion and to timely include compliant financials in its Exchange Act reports and to timely file its Exchange Act reports.

(k) Inspection Rights.

(1) The General Partner shall, and shall cause its officers, Directors and employees to afford Gulfport, for so long as Gulfport has the right to designate a Gulfport Director or has Board Advisor rights pursuant to Section 9(c), the opportunity to consult with its officers from time to time regarding the Limited Partnership’s affairs, finances and accounts as Gulfport may reasonably request upon reasonable notice. The right set forth in this Section 9(k) shall not, and is not intended to, limit any rights which Gulfport may have with respect to the books and records of the Limited Partnership, or to inspect its properties or discuss its affairs, finances and accounts under the laws of the jurisdiction in which the Limited Partnership is organized.

(2) Gulfport agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Limited Partnership, any confidential information obtained from the Limited Partnership pursuant to the terms of this Agreement, unless such confidential information (A) is known or becomes known to the public in general (other than as a result of a breach of this Section 9(k)(2) by Gulfport), (B) is or has been independently developed or conceived by Gulfport without use of the Limited Partnership’s confidential information or (C) is or has been made known or disclosed to Gulfport by a third party without a breach of any obligation of confidentiality such third party may have to the Limited Partnership; provided, however, that Gulfport may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent needed for their services in connection with monitoring its investment in the Limited Partnership, (b) to any officer, director or employees of Gulfport in the ordinary course of business, or (c) as may otherwise be required by law, provided that Gulfport takes reasonable steps to minimize the extent of any such required disclosure and subject, in the case of clauses (a) and (b) to each recipient’s obligation to maintain the confidentiality of that information as if such recipient was a party hereto.

(3) The Limited Partnership acknowledges that Gulfport is in the oil and gas business and therefore is always reviewing information of many oil and gas companies and properties which compete directly or indirectly with those of the Limited Partnership. Subject to its agreement to only use confidential information to monitor its investment in the Limited Partnership, nothing in this Agreement shall preclude or in any way restrict Gulfport from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Limited Partnership.

(l) Other Contributions. If Mammoth Holdings or any of its Affiliates proposes to contribute, transfer, assign, convey or otherwise deliver (collectively “Transfer”) to the Limited Partnership or any of its Affiliates all or any of the equity interests in any entity in which Gulfport also has an equity interest, including but not limited to Stingray Cementing LLC, Stingray Energy Services LLC and Sturgeon Holdings LLC, Gulfport will have the right, but not the obligation, to Transfer its equity interests in such entities on the same economic terms proportionate to its interest in the applicable entities.

Section 10. Miscellaneous.

(a) No Inconsistent Agreements. The Limited Partnership will not hereafter enter into any agreement with respect to its securities that is inconsistent with, adversely effects or violates the rights granted to the Holders in this Agreement; it being understood that the granting of additional demand or piggyback registration rights with respect to capital stock of the Limited Partnership shall not be deemed adverse to the rights granted to Holders hereunder so long as they do not (x) reduce, except as set forth in this Agreement, the amount of Registrable Securities that any Holder may include in any registration contemplated in this Agreement or (y) restrict or otherwise limit the exercise by any Holder of its rights hereunder.

(b) Remedies. Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and hereby agree to waive the defense in any action for specific performance or injunctive relief that a remedy at law would be adequate. Accordingly, any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

(c) Amendments and Waivers. This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement that specifically references this Agreement and the provisions to be so altered, amended, extended, waived, discharged or terminated is signed by each of the parties hereto and specifically states that it is intended to alter, amend, extend, waive, discharge or terminate this agreement or a provision hereof.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except for the Board and information rights contained in Section 9 (which rights are not transferable), the Holders may assign all rights under this Agreement; provided, however, that no Holder may transfer or assign its rights hereunder unless such transferring Holder shall, prior to any such transfer, obtain from the transferee a joinder agreement in a form reasonably satisfactory to the General Partner and the Limited Partnership and deliver a copy of such joinder agreement to the General Partner, the Limited Partnership and the Holders. Only persons (other than the Unitholder party hereto) that execute a joinder agreement shall be deemed to be Holders. The Limited Partnership shall be given written notice by the transferring Holder at the time of the transfer stating the name and address of the transferee and identifying the Registrable Securities transferred; provided, that, failure to give such notice shall not affect the validity of such transfer or assignment.

(e) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

(f) Counterparts. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but each of which when so executed shall be deemed to be an original and all such counterparts taken together shall constitute one and the same Agreement.

(g) Descriptive Headings: Interpretation. The descriptive headings of this Agreement are inserted for convenience of reference only and shall not limit or otherwise affect the meaning hereof. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

(h) Notices. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Limited Partnership or the General Partner:

Mammoth Energy Partners LP

c/o Mammoth Energy Partners GP LLC

4727 Gaillardia Parkway, Suite 200

Oklahoma City, OK 73142

Attention: Chief Financial Officer

Facsimile: (405) 242-4203

If to the Unitholder:

Gulfport Energy Corporation

4313 N. May Avenue, Suite 100

Oklahoma City, OK 73134

Attention: Chief Financial Officer

Facsimile: (405) 848-8816

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

(i) GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of any federal court located in the State of Delaware or any Delaware state court solely in respect of the interpretation and enforcement of the provisions of this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in the Section on notices above or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(j) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

(k) Limited Recourse. Each of the parties hereto covenants, agrees and acknowledges that, except for Section 9(a)-Section 9(i) as specified therein, no Person other than the Limited Partnership and the Holders shall have any obligation hereunder and that no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Holders or the Limited Partnership or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Holders or the Limited Partnership or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Holders or the Limited Partnership under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case as provided in Section 9(a)-Section 9(i) in the case of the General Partner and Mammoth Holdings, as specified therein, and for any transferee or assignee of the Holders hereunder.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have or have caused this Investor Rights Agreement to be duly executed as of the date first above written.

LIMITED PARTNERSHIP:

MAMMOTH ENERGY PARTNERS LP

By: MAMMOTH ENERGY PARTNERS GP LLC, its General Partner

By:
Name:
Title:

GENERAL PARTNER:

MAMMOTH ENERGY PARTNERS GP LLC

By:
Name:
Title:

MAMMOTH HOLDINGS:

MAMMOTH ENERGY HOLDINGS LLC

By:
Name:
Title:

UNITHOLDER:

GULFPORT ENERGY CORPORATION

By:
Name:	Michael G. Moore
Title:	Chief Executive Officer

Signature Page to Investor Rights Agreement